EXHIBIT 99

                                  PRESS RELEASE

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                                  PRESS RELEASE

                       THE FIRST NATIONAL BANK OF LEESPORT
                             133 North Centre Avenue
                               Leesport, PA 19533
                              Phone: (610) 926-9673
                               Fax: (610) 916-3024

For Additional Information, Please Contact Raymond H. Melcher, Jr.,
      President and Chief Executive Officer, at (610) 926-2161

                    For Immediate Release - December 11, 1998
                    -----------------------------------------

                             LEESPORT BANK COMPLETES
                          ACQUISITION OF ESSICK & BARR

In a joint announcement, Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, Inc. and its wholly owned subsidiary The First National Bank of Leesport, and Charles J. Hopkins, President of Essick & Barr Insurance, have announced that the merger of Essick & Barr, Inc., a full service insurance agency, into the First National Bank of Leesport was completed on Monday, December 7, 1998. Under the terms of the previously announced merger agreement, Essick & Barr will operate as a wholly owned subsidiary of The First National Bank of Leesport under the direction of Charles J. Hopkins, President and Michael D. Hughes, Senior Vice President. Other principals of Essick & Barr are Jeffrey Power, David Grief and Mark Kunkle.

According to Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, Inc., "The combination of Essick & Barr and Leesport Bank presents powerful combination of prominent financial service providers able to deliver a diverse number of financial services to the residents of Berks County and surrounding communities well into the millennium."

"The acquisition of Essick & Barr Insurance allows us to more fully serve our customers," continued Melcher. "We believe that this is only the beginning of more product and service diversification for Leesport Bank to benefit our customers, employees and shareholders."

According to Charles J. Hopkins, President of Essick & Barr, Insurance, "We at Essick & Barr believe strongly that the benefits we can bring to our clients by joining forces with a top quality community bank like Leesport makes tremendous sense. Because of Leesport Bank's clear vision of bundling financial services to better serve the market in the future, the combination of Essick & Barr and the Bank presents unlimited opportunities for growth and service to all of our customers and client constituencies."

Essick & Barr Insurance is a 104-year old Berks County-based general insurance firm located at 108 South Fifth Street, Reading. Essick & Bar offers a full line of personal and commercial property and casualty insurance programs. The firm also provides group insurance for businesses, employee benefits plans and all forms of life insurance. Essick & Barr employs a staff of thirty-two.

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The First  National Bank of Leesport was founded in 1909 and currently  operates full service community banking offices in Leesport, Blandon, Wyomissing Hills, Rockland Plaza and Hamburg, with a seventh facility planned to open in Bern Township in early 1999. The Bank also operates a limited service facility for the residents and staff at Phoebe Berks Village, Wernersville. First Leesport Bancorp, Inc. has total assets of $222 million as of November 30, 1998. First Leesport Bancorp, Inc., is publicly traded on NASDAQ under the symbol FLPB. Counties.

According to Raymond H. Melcher, Jr., President of First Leesport Bancorp, Inc., "The combination of Essick & Barr and The First National Bank of Leesport is a powerful combination of financial service providers with a long tradition of assisting the residents and business owners in Berks and the surrounding communities to reach their financial goals."

"We believe our customers are increasingly demanding one-stop financial shopping," Mr. Melcher continued. "We are regularly asked for referrals to insurance agents and other financial service providers. The addition of Essick & Barr Insurance to our banking company is a logical way to provide our customers with professional consultation and property, casualty, and financial service products."

"This is the beginning of more product and service diversification for First Leesport Bancorp, Inc. that will benefit customers, employees and shareholders," Mr. Melcher concluded.

According to Charles J. Hopkins, President of Essick & Barr Insurance, "We believe strongly that the benefits that we can bring to our clients by joining with a top quality community bank makes tremendous sense. The First National Bank of Leesport has a clear vision and a well developed plan to be a prosperous, diversified financial services company into the new millennium."

Mr. Hopkins stated, "Ray Melcher's desire to expand Leesport's financial services menu to better serve the market presents a very compelling reason for us to join forces with The First National Bank of Leesport and First Leesport Bancorp, Inc. The combined growth platform that Essick & Barr and the Bank will have offers more opportunities for growth and service for all of our customer and client constituencies."

Both Mr. Melcher and Mr. Hopkins noted that the consolidation of their companies represents the first of its kind in Berks County.

The affiliation of the companies, as previously indicated, is expected to be finalized during the fourth quarter, 1998, subject to regulatory approval.

First Leesport Bancorp, Inc. is listed on the NASDAQ Small Capital Market as "FLPB". The First National Bank of Leesport is a $211,000,000 community bank with full services offices in Leesport, Blandon, Breezy Corner, Hamburg, Reading and Wyomissing Hills, and a limited service facility in Phoebe Berks Village, Wernersville, Berks County.